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NEWS                                                             CINCINNATI BELL

Contract: Wayne Buckhout
          Manager--Corporate Communications
          (513) 397-1081

            CINCINNATI BELL DIRECTORS APPROVE SHAREOWNER RIGHTS PLAN

                                                           FOR IMMEDIATE RELEASE

     CINCINNATI, OHIO, March 3, 1997--Directors of Cincinnati Bell Inc. (NYSE:CSN) today adopted a shareowner rights plan, updating a similar plan that expired last November.

     The new plan, like its predecessor, is designed to deter coercive or unfair takeover tactics in the event of an unsolicited acquisition proposal. It will give Cincinnati Bell's Board of Directors greater flexibility to protect shareowner interests under such circumstances, and could prevent an acquirer from gaining control of Cincinnati Bell without offering fair and equal treatment to all Cincinnati Bell shareowners.

     Charles S. Mechem, Jr., Chairman of Cincinnati Bell, said "The adoption of this plan is consistent with our goal of maximizing long-term total return for all of our shareowners. The Board believes this plan will discourage actions in the open market that might not be in the best interests of our shareowners, or that would benefit some of our shareowners more than others."

     In approving the plan, the Board also declared a dividend of one preferred-share purchase right for each outstanding Cincinnati Bell common share owned on May 2, 1997. The rights expire in 10 years. They cannot be exercised, or transferred apart from common shares, unless a person or group acquires 15 percent or more of Cincinnati Bell's outstanding common shares.

     The Board is not aware of any current circumstances that would invoke provisions of the rights plan. No shareowner owns 15 percent or has indicated intentions to acquire 15 percent of Cincinnati Bell's shares.

     The plan will take effect May 2. A letter with more information about the plan will be mailed to all shareholders in May.

     Cincinnati Bell is the leader in helping communications companies and marketing-intensive businesses worldwide compete more effectively through advanced billing, customer information and marketing solutions, as well as the premier provider of communications services in Greater Cincinnati.

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